Mercury General Corporation Announces Losses from Hurricane Sandy

LOS ANGELES, Dec. 19, 2012 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) announced today estimates of its total losses from Hurricane Sandy which made landfall in New Jersey on October 29, 2012 and caused significant damage to large portions of the Northeastern United States.

Mercury estimates total losses from Hurricane Sandy to be approximately $30 million. The after-tax effect on fourth quarter 2012 net income is estimated to be approximately $20 million ($0.36 per diluted share). In February 2013, the Company plans to issue full financial results for the fourth quarter and year ending December 31, 2012, which will include the effect of the losses from Hurricane Sandy.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent agents in many states. For more information, visit our website at http://www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including the impact of current economic conditions on the Company's market and investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; adverse weather conditions or natural disasters in the markets served by the Company; general market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in states outside of California; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

CONTACT: Theodore Stalick, VP/CFO, +1-323-937-1060, www.mercuryinsurance.com